Exhibit (a)(5)(H)

Johnson & Johnson Completes Acquisition of Abiomed

Broadens MedTech Portfolio with World Leading Solutions for Heart Recovery

Strengthens Position in High-Growth MedTech Segments

NEW BRUNSWICK, N.J. – December 22, 2022 – Johnson & Johnson (NYSE: JNJ), the world’s largest, most diversified healthcare products company, today announced it has completed its acquisition of Abiomed, Inc. Abiomed is now part of Johnson & Johnson and will operate as a standalone business within Johnson & Johnson’s MedTech segment.

“We are excited to officially welcome the talented Abiomed team to Johnson & Johnson. Their patient-first philosophy aligns with Our Credo and Our Purpose to change the future of health for humanity,” said Joaquin Duato, Chief Executive Officer of Johnson & Johnson. “This acquisition marks another important step on Johnson & Johnson’s path to accelerating growth in our MedTech business and delivering innovative medical technologies to more people around the world.”

Ashley McEvoy, Executive Vice President and Worldwide Chairman of MedTech at Johnson & Johnson, added, “The completion of this acquisition allows Johnson & Johnson MedTech to expand our portfolio in the high growth cardiovascular markets, adding solutions for heart recovery to our global market leading Biosense Webster electrophysiology business. Fueled by Johnson & Johnson’s global scale and commercial and clinical strength, we are excited to explore the opportunities and possibilities ahead to reach even more patients with critical unmet need.”

Johnson & Johnson’s tender offer for all outstanding shares of Abiomed for an upfront payment of $380.00 per share in cash, corresponding to an enterprise value of approximately $16.6 billion, which includes cash acquired, expired at 11:59 p.m., New York City time, on December 21, 2022. Abiomed shareholders will also receive a non-tradeable contingent value right (“CVR”) entitling the holder to receive up to $35.00 per share in cash if certain commercial and clinical milestones are achieved. American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised Johnson & Johnson that approximately 25,759,195 shares of Abiomed common stock were validly tendered and not properly withdrawn in the tender offer, representing approximately 57.1% of the then-outstanding shares of Abiomed’s common stock. All of the conditions to the tender offer have been satisfied, and on December 22, 2022, Athos Merger Sub, Inc. (“Purchaser”), a wholly-owned subsidiary of Johnson & Johnson, accepted for payment, and will as promptly as practicable pay for, all shares validly tendered and not properly withdrawn in the tender offer.

The acquisition was completed on December 22, 2022 through a merger of Purchaser with and into Abiomed in accordance with Section 251(h) of the General Corporation Law of the State of Delaware without a vote of Abiomed stockholders. In connection with the merger, shares of Abiomed that were not tendered in the tender offer were acquired by Johnson & Johnson and converted into the right to receive $380.00 per share in cash plus a CVR.

The transaction will not have a material impact on financial results for 2022. As previously announced, the transaction will accelerate pro forma MedTech and Johnson & Johnson enterprise revenue growth. It is also expected to be slightly dilutive to neutral to adjusted earnings per share in the first year, considering the impact of financing, and then accretive by approximately $0.05 in 2024, and increasingly accretive thereafter.

In connection with the completion of the transaction, Abiomed’s common stock ceased trading on NASDAQ.

About Johnson & Johnson

At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 135 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the acquisition of Abiomed, Inc. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Abiomed, Inc. or Johnson & Johnson. Risks and uncertainties include, but are not limited to: the potential that the expected benefits and opportunities of the acquisition may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment. In addition, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the products and employees/operations and clinical work of Abiomed, Inc., as well as the ability to ensure continued performance or market growth of Abiomed Inc.’s products. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Johnson & Johnson’s subsequent Quarterly Reports on Form 10-Q, and other filings by Johnson & Johnson with the SEC. Copies of these filings are available online at www.sec.gov, at www.jnj.com or on request from Johnson & Johnson. Neither Johnson & Johnson nor Abiomed, Inc. undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

Johnson & Johnson:

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